EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

CGI Holding Corporation:

We consent to the incorporation by reference in the registration statement on Form SB-2 (no. 333-121761) of CGI Holding Corporation of our report dated November 21, 2005, relating to the consolidated balance sheets of CGI Holding Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2004, Annual Report on Form 10-KSB/A of CGI Holding Corporation.

Blackman Kallick Bartelstein LLP

Chicago, Illinois

November 21, 2005